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For Release: December 8th, 2009

ACTEL CORPORATION UPDATES FOURTH QUARTER GUIDANCE

Mountain View, Calif. – December 08, 2009 – Actel Corporation (NASDAQ: ACTL) today announced that fourth quarter 2009 revenues are expected to be up sequentially two percent to six percent, unchanged from the previous guidance.

Gross margin is expected to be above the previous guidance of 59 percent to 60 percent.

Operating expenses are anticipated to come in at approximately $26.6 million, which excludes an estimated $2.0 million of stock-based compensation expense. The previous guidance was approximately $26.9 million. The guidance for operating expenses does not include the ongoing amortization of intangibles and deferred compensation for the Pigeon Point Systems acquisition of approximately $0.6 million or an estimated $1.2 million charge for the fourth quarter reduction in force, which is unchanged from the previous guidance.

Other income is expected to be about $0.5 million. The previous guidance was about $0.7 million.

The non-GAAP tax rate for the quarter is expected to be about 30 percent, which is unchanged from the previous guidance.

Outstanding fully diluted share count is expected to be about 26.3 million shares, which is unchanged from the previous guidance.

Forward-Looking Statements

The statements in the paragraphs above are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be read with the “Risk Factors” in Actel’s most recent Form 10-Q, which can be found on Actel’s web site, www.actel.com. Actel’s anticipated results from its restructuring plan and its projected revenues and operating results for the fourth quarter of 2009 are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as a failure to fully realize the projected results of the restructuring plan, fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. These and the other Risk Factors make it difficult for Actel to accurately project quarterly revenues and operating results, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel’s stock to decline significantly. Actel undertakes no obligation to update any information contained in this press release.

About Actel
Actel is the leader in low-power FPGAs and mixed-signal FPGAs, offering the most comprehensive portfolio of system and power management solutions. Power Matters. Learn more at www.actel.com.

Actel, IGLOO, Actel Fusion, ProASIC, Libero, Pigeon Point and the associated logos are trademarks or registered trademarks of Actel Corporation. All other trademarks and service marks are the property of their respective owners.